Exhibit 10.3
Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote omissions.
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Amendment 3
Whereas Infineon and IBM entered:
Amendment 2 to Shareholder Agreement of Altis Semiconductor (designated in Amendment 2 “Altis”) between Infineon Technologies Holding France and Compagnie IBM France (now IBM XXI (SAS)”) dated as of June 24, 1999 (“Shareholders Agreement”);
to the Participation Agreement dated as of June 24, 1999 among Infineon Technologies AG i.G. and International Business Machines Corporation (designated in Amendment 2 “Infineon” and “IBM”) (“Participation Agreement”);
and to the Purchase of Products Agreements referred to in Participation Agreement Section 6.01. Purchase of Products thereof all as amended pursuant to the Amendment 1 dated June 26 2003 this Amendment 2 hereinafter referred to as “Amendment 2” effective December 31, 2005.
WHERAS, the parties now wish to make changes as necessary to the foregoing and their amendments concerning, inter alia, the winding-down and winding-up of Altis,
NOW THEREFORE the foregoing cited Amendment 2 is amended as set forth below:
A. Shareholders Agreement
Unamended Article III, Section 3.0.3, (c), (i) Amend this paragraph at the end to add the following: “Notwithstanding the above, if for any reason the Shareholders do not agree on a business plan for January and February 2010 by December 15 2009, the Business Plan for Q4 2009 shall continue in effect and be deemed accepted by the Shareholders for the period January and February 2010 on a prorated basis.”

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Amendment 2:
6 (e). Change “... no other distributions will be made in 2008 and 2009 without ...” “... no other distributions will be made in 2008, 2009 and up until 28 February 2010 without ...”
8 (a) (iii) (2). Add at the end: “For the avoidance of doubt, there will be zero asset usage fee in 2010.”
9.) Delete the addition to the Shareholders Agreement of a new Section 9.04.
13.) Amend the replacement of Section 11.08 of Amendment 1 to the Shareholders Agreement as follows:
Section 11.08 Additional Purchase of Shareholder Interest/Dissolution Rights Delete “... the amount due upon the purchase of a Shareholders interest as set forth below, and to provide for any other rights and obligations expressly provided for herein, or failing such purchase, ...”
Change “Not later than July 1, 2009 Infineon France Shareholder will notify IBM XXI (SAS) whether Infineon France Shareholder will continue operation of the Company after January 1, 2010.” to: “Beginning August 7 but no later than August 31, 2009 Infineon France Shareholder will notify IBM XXI (SAS) whether Infineon France Shareholder will continue operation of (i.e. purchase) the Company after March 1, 2010.”
(a) Change in first paragraph of Section 13 (a)
“... any time before the end of 2009 ...” to

“... any time before 28 February 2010 ...”
Change in second paragraph of Section 13 (a)
“... Infineon will be granted an option in 2009 changing ...” to
“... Infineon will be granted an option before 28 February 2010 changing ...”

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Change in second paragraph of Section 13 (a)
“... However in this case, the parties will mutually agree in 2009 to a reasonable discounted payment by IBM to be made in 2009 or at the earlier of end of life of Altis or 4 years, at IBM’s option.” to
“However in this case, the parties will mutually agree in 2009 to a reasonable discounted payment by IBM to be made before 28 February 2010 or at the earlier of end of life of Altis or 4 years, at IBM’s option.”
Change in third paragraph of Section 13 (a)
“If this discounted payment is made by IBM in 2009 ...” to

“If this discounted payment is made by IBM before 28 February 2010 ...”
Change in fourth paragraph of Section 13 (a)
“... to the lower of the 2009 dissolution and liquidation cost...” to

“... to the lower of the 2010 dissolution and liquidation cost...”

(b) Change “...a six month wind-down period of the operations of the Company will commence on July 1, 2009. The last wafer out of the Company will be no later than December 31, 2009. A period of winding-up the affaires of the Company will begin January 1, 2010 and ...” to: “...a wind-down period of the operations of the Company will commence on September 1, 2009. Such wind-down period will end with last wafer out but no later than February 28, 2010. All product remaining in inventory after February 28, 2010 will be scrapped and Infineon will be responsible to pay the inventory value for any such wafers started by Altis based upon valid authorization by Infineon. A period of winding-up the affaires of the Company will begin immediately after end of the wind-down.

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For the avoidance of doubt, such extension of the wind-down period until 28 February 2010 shall not result in any obligation by Infineon to purchase IBM France Shareholder’s interest in the Company pursuant to Section 13 (a) of Amendment 2 and as amended in this Amendment 3 or pursuant to any other provision in the Shareholder Agreement or the Amendments.”
Delete the following from the end of (b): “For the avoidance of doubt, this Section 11.08 (b) will also apply to such third party if IBM XXI (SAS) has sold its Shareholding Interest to a third party.”
(c) Delete the following:
“(iii) In case IBM (XXI) SAS exercises its option under Section 9.04 (a), IBM (XXI) SAS will be credited with an equitable allocation of cash resulting only from the depreciation of common assets accumulated in Altis for the period between the date of the share transfer by IBM (XXI) SAS to the Infineon France Shareholder and the dissolution of Altis minus any distributions pursuant to Sections 6.02 (b) and (d) which have actually been distributed to IBM (XXI) SAS. Such equitable allocation will be representative of each Shareholder’s equity. For purposes of this allocation, a 70% loading in of Altis will be assumed for the period between share transfer and dissolution.”
“(iv) In case IBM (XXI) SAS exercises its option under Section 9.04 (c) and does not exercise any of its other options under Section 9.04, IBM (XXI) SAS will be credited with an amount equaling half of the net cash and the net working capital of Altis minus any distributions pursuant to Sections 6.02 (b) and (d) which have actually been distributed to IBM (XXI) SAS.”

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(e)	Add a new provision to Section 11.04, as follows:
     “For avoidance of doubt:
(i)	IBM and Infineon will equally share costs that Altis incurred or will incur for the preparation of a sale transaction and that can clearly be attributed to such purpose, limited to professional fees, travel costs and the cost of the employees whose responsibility is business development which are identified in the joint IBM / Infineon Audit Report dated April 6, 2009 for “business development” and “design”, and costs for software and hardware (eg PC’s) invested by Altis for the “design” group.

(ii)	IBM and Infineon will equally share costs that Altis incurred or will incur for the preparation of closure of Altis to date and through the wind-down period and that can clearly be attributed to such purpose, limited to professional fees.

(iii)	IBM and Infineon will equally share any unavoidable idle costs that occur after August 31st, 2009 until commencement of the wind-up period. It is agreed that idle cost, as used in this Section, shall mean the unavoidable cost component of the difference between the full cost of Altis and Altis revenue from Sales to Infineon of wafers (based upon the wafer costs being calculated based on the costing assumption of Altis being fully loaded at [**] wafer starts per day and staffed accordingly). For the avoidance of doubt, Infineon will be responsible to pay for any wafers started by Altis based upon valid authorization by Infineon. It is further understood that depreciation of idle Infineon Unique Tools are to be borne solely by Infineon. The calculation of such idle cost will be based on the “Total Net Cost’’ of the Business Plan for the quarter during which such idle cost occurs. An example calculation is shown in Exhibit 1.”

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B.	Participation Agreement
1.	Modify table to read:

Year	Average Product Purchase Percentage
		Infineon Technologies
	Compagnie IBM France	Holding France
2007 to 2009	0%	100%
1 January up until 28 February 2010	0%	100% with cap at [**] WSD equivalent output
4.	Delete the following:

“In case IBM XXI (SAS) exercises its option pursuant to Section 9.04 (b) of the Shareholder’s Agreement, the third party acquirer’s entitlement to and obligation regarding manufacturing capacity will automatically be increased from zero to 12.5% of the then current manufacturing capacity of the Facility by the end of the first 6 months after the transfer of the Shareholding Interest, and to 25% of the then (i.e. at 6 months) current manufacturing capacity of the Facility by the end of 12 months after the transfer of the Shareholding Interest. With three months prior written notice to Infineon, the third party acquirer will have the option after the transfer of the shares pursuant to Section 9.04 (b) to increase (over the zero starting capacity) its total entitlement and obligation provided for above to 25% by the end of the first 6 months and to 50% by the end of 12 months after the transfer of the Shareholding Interest. In all cases above, the entitlement to and obligation regarding manufacturing capacity of Infineon Technologies France and its Affiliates will be reduced accordingly. For the avoidance of doubt, unless otherwise mutually agreed between the third party and Infineon, the third party may use its share of the manufacturing capacity of the Facility on common technologies (excluding C9 flash and C11) and common tools only.”

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C. Product Purchase Agreements
Change the following:
1.	Change Section 3.06 in the Purchase of Products Agreement between Compagnie IBM France and the Company, Term of Agreement, to read:

“The term of this Agreement will end on February 28, 2010.”

3.	Modify table to read:

Year	Average Product Purchase Percentage
		Infineon Technologies
	Compagnie IBM France	Holding France
2007 to 2009	0%	100%
1 January up until 28 February 2010	0%	100% with cap at [**] WSD equivalent output
Delete the following:

“After the Effective Date of this Amendment, IBM Buyer will have the option to increase its Capacity Allocation to [**] wafer starts per day for the first half of 2007 provided IBM gives written notice to Company and Infineon France Holding not later than June 30, 2006. IBM Buyer will also have the additional option to increase its Capacity Allocation to [**] wafer starts per day for the second half of 2007 provided IBM gives written notice to Company and Infineon France Holding not later than December 31, 2006.”

and

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“In case IBM XXI (SAS) exercises its option pursuant to Section 9.04 (b) of the Shareholder’s Agreement, the third party acquirer’s entitlement to and obligation regarding manufacturing capacity will automatically be increased from zero to 12.5% of the then current manufacturing capacity of the Facility by the end of the first 6 months after the transfer of the Shareholding Interest, and to 25% of the then (i.e. at 6 months) current manufacturing capacity of the Facility by the end of 12 months after the transfer of the Shareholding Interest. With three months prior written notice to Infineon, the third party acquirer will have the option after the transfer of the shares pursuant to Section 9.04 (b) to increase (over the zero starting capacity) its total entitlement and obligation provided for above to 25% by the end of the first 6 months and to 50% by the end of 12 months after the transfer of the Shareholding Interest. In all cases above, the entitlement to and obligation regarding manufacturing capacity of Infineon Technologies France and its Affiliates will be reduced accordingly.”

7.	Change Section 3 in the Infineon Agreement for Purchase of Products between Infineon Technologies AG and the Company, Term of Agreement, to read:

“The term of this Agreement will begin on the Closing Date of the Participation Agreement and will terminate on February 28, 2010, unless mutually agreed otherwise in writing.”

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8.	Add the following new provision:
     Parties agree on the following:
     Business Plan 2009
a.	The Shareholders will cause Altis to create the Business Plan for Q3 and Q4 2009

b.	Such Business Plan will be based on the following volumes (quarterly averages):
i.	[**] WSD in Q3 2009

ii.	[**] WSD in Q4 2009
c.	Altis will include in the foregoing Business Plan a method whereby idle costs for Q4 2009 can be reduced by 25% compared to the idle costs calculated based on Q1 2009 parameters. The calculation of the target Idle cost for Q4 is shown in Exhibit 2. For the avoidance of doubt, wafer cost for Altis wafers started for Infineon in 2009 shall be calculated based on the costing assumption of Altis being fully loaded at [**] wafer starts per day and staffed accordingly. Further for the avoidance of doubt, Infineon will be responsible to pay for any wafers started by Altis based upon valid authorization by Infineon. Idle cost, as used in this Section, shall mean the unavoidable idle cost component of the difference between the full cost of Altis and Altis revenues from the sales to Infineon of wafers (based on the wafer cost described in the last sentence), minus the depreciation cost for Infineon Unique Tools. Unavoidable costs for the foregoing purpose are those that do not vary with changes in output.

d.	The Business Plans for Q3 and Q4 will be reviewed and released by the Shareholders by July 31, 2009 and by September 30, 2009, respectively.

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D. DEFINITIONS, RULES OF CONSTRUCTION AND DOCUMENTARY CONVENTIONS
Unless amended by this Amendment 3 to the Shareholders Agreement, et al., all provisions of the Operative Documents, as amended, shall remain in full force and effect as amended, and together constitute the entire agreement of the parties hereto regarding their subject matter and supercede all prior written and oral agreements and understandings with respect to such subject matter. For avoidance of doubt, Amendment 3 incorporates by the reference Appendix A to the Participation Agreement, Definitions. Rules of Construction and Documentary Conventions. Facsimile signatures below shall have the same effect as original signatures. Both Shareholders are under a general obligation to vote and to cause their representatives in the Shareholder Council to vote in favor of all resolutions and to undertake all other measures as required to implement the requirements of this Amendment. To the extent that any legal formalities such as a meeting and positive vote of the Shareholders Council is necessary to effectuate any of the foregoing, the signatories to Amendment 3 to the Shareholders Agreement, et al., agree to so act to effectuate this Amendment.

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In witness whereof, Amendment 3 to the Shareholders Agreement, et al., has been executed and delivered by each party as of the date first above written.

	Infineon Technologies		IBM XXI (SAS)
Holding France

By Date	/s/ Louis de Franclieu June 30 2009	By Date	/s/ ILLEGIBLE June 30, 2009

	Infineon Techonologies AG		IBM

By	/s/ Dr. Reinhard Ploss Peter Gruber	By	/s/ Michael J Cadigan
Date	June 30 2009	Date	30. 6. 2009

Compagnie IBM France

By	/s/ Daniel Chaffraix
Date	30. 6. 2009

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Exhibit 1
Sample calculation for idle cost:

value
Base data:	k EUR	source / assumption
Total net cost ALTIS/quarter	[**]	business plan Q1/2009
Depreciation of IFX Unique Tools	[**]	IFX; to be confirmed by ALTIS
Fixed cost share	[**]	ALTIS BAU
Loading Q4/2009	[**]	actuals
% loading of full load ([**] WSD)	[**]
Sample calculation of Idle cost per day to be shared:
days per quarter
Total net cost/day	[**]
fixed cost / day = Idle cost / day @ (**) idle	[**]
Idle cost @ (**) idle	[**]
Subtract depreciation IFX Unique Tools / day	[**]
RESULT: Idle cost / day to be shared	[**]
Base data taken from ALTIS BPQ1 2009 and February 09 data for Depreciation:

This number is subject to the following changes:
-	reduction of Quarterly cost at ALTIS as demonstrated in the Q3/Q4 Business Plan

-	deviations of loading from the Q3/Q4 Business plan

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Exhibit 2
Idle cost target for Q4 2009: 25% reduction compared to Q1 2009 value
Base data:	k EUR	source / assumption
Total net cost ALTIS/quarter	[**]	business plan Q1/2009
Depreciation of IFX Unique Tools	[**]	IFX; to be confirmed by ALTIS
Fixed cost share	[**]	ALTIS BAU
Loading Q4/2009	[**]	business plan
% loading of full load ( [**] WSD)	[**]
Business plan target: Idle cost in Q4: (**) reduction vs Q1	[**]	business plan
Target Idle cost per day @ business plan loading
days per quarter	[**]
Total net cost/day	[**]
fixed cost / day = Idle cost / day @ (**) idle	[**]
Idle cost @ (**) idle	[**]
Subtract depreciation IFX Unique Tools / day	[**]
Idle cost target per day @ [**] wsd = (**) load	[**]	(**) reduction without reduction on depreciation of IFX Unique Tools
Base data taken from ALTIS BPQ1 2009 and February 09 data for Depreciation:

This number is subject to the following changes:
-	reduction of Quarterly cost at ALTIS as demonstrated in the Q3/Q4 Business Plan

-	deviations of loading from the Q3/Q4 Business plan

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